Exhibit 99.1

Industrial Services of America, Inc.

Announces Fourth Quarter 2018 Financial Results

LOUISVILLE, KY (March 13, 2019) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the filing with the U.S. Securities and Exchange Commission of its Form 10-K for the year ended December 31, 2018.

ISA reported a 11.1% revenue increase and a $0.8 million improvement in net loss for the year ended December 31, 2018 compared to the same period in 2017.

The Company reported net loss of $349 thousand for the year ended December 31, 2018 compared to a net loss of $1.1 million for the year ended December 31, 2017.  Further, the Company reported Adjusted EBITDA of $2.6 million during the year ended December 31, 2018, which marks an improvement compared to Adjusted EBITDA of $2.0 million during the year ended December 31, 2017.

This improvement in operating performance was due in part to the full year benefits in 2018 of the successful restart of the Company's shredder in May 2017 as well as improvements in the Company's ferrous volumes and margins from 2017 to 2018.  The restart of the Company's shredder led to favorable sales mix and improved margins. Net loss was further improved by a non-recurring insurance settlement gain in the amount of $476 thousand during 2018.  This amount is excluded from Adjusted EBITDA. (See Non-GAAP Measures below.)

The Company reported a net loss of $705 thousand for the three months ended December 31, 2018 compared to a net loss of $306 thousand for the three months ended December 31, 2017.  Further, the Company reported Adjusted EBITDA of $308 thousand during the three months ended December 31, 2018 compared to Adjusted EBITDA of $471 thousand during the three months ended December 31, 2017. The Company's results were negatively impacted during the fourth quarter of 2018 by recent global political events, such as tariffs, trade wars and other global economic events. Ferrous market prices and volumes were negatively impacted by economic stress in Turkey, one of the largest importers of United States ferrous scrap metal. Pricing and volumes were further challenged by uncertainty created by tariffs and threatened trade wars. Non-ferrous market prices and volumes were similarly impacted by tariffs and threatened trade wars, as well as certain restrictions placed by China on imported metals.

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Revenue	$12,967	$13,455	$61,023	$54,935
Net income (loss)	$(705)	$(306)	$(349)	$(1,131)
Adjusted EBITDA	$308	$471	$2,627	$2,025

1

Non-GAAP Measures

The information provided above in this release includes certain non-GAAP financial measures as defined under SEC rules.  In accordance with SEC rules, the Company has provided, in the supplemental information below, a reconciliation of those measures to the most directly comparable GAAP measures.  To provide additional information regarding the Company's results, the Company has disclosed in this press release Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America.  The Company defines Adjusted EBITDA as net income (loss) excluding depreciation and amortization, share-based compensation expense, interest expense, including loan fee amortization, (loss) gain on sale of assets, gain on insurance proceeds, other income (expense), net, and income tax provision. The Company has included Adjusted EBITDA as a supplemental financial measure in this press release as it is a key measure used by management and the board of directors to understand and evaluate the core operating performance of the Company, to prepare budgets and operating plans, and because management believes such measure provides useful information in understanding and evaluating the Company's operating results. Adjusted EBITDA is also used in certain covenants contained in the Company’s credit agreement.  However, use of Adjusted EBITDA as an analytic tool has its limitations and you should not consider this measure in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP, including net income (loss), gross profit, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with GAAP. The following table presents the reconciliation between net income (loss) and Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(in thousands)		(in thousands)
Reconciliation from net income (loss) to Adjusted EBITDA
Net income (loss)	$(705)	$(306)	$(349)	$(1,131)
Depreciation and amortization	525	522	2,096	2,191
Share-based compensation expense	41	26	105	116
Interest expense, including loan fee amortization	437	223	1,254	848
(Loss) gain on sale of assets	-	1	-	(27)
Gain on insurance proceeds, net	11	-	(476)	-
Other (income) expense, net	(1)	2	(16)	16
Income tax provision	-	3	13	12
Total net adjustments	1,013	777	2,976	3,156
Adjusted EBITDA	$308	$471	$2,627	$2,025

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, the failure to operate the shredder successfully, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.